EXHIBIT 23.3

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Tecnomatix Technologies, Inc.:

We hereby consent to the incorporation by reference in the registration statement on Form F-3, as amended, and the related prospectus of Tecnomatix Technologies Ltd. for the registration of 957,823 of its ordinary shares of our reports dated January 23, 2004 with respect to the consolidated balance sheets of Tecnomatix Technologies, Inc., as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholder's deficit and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2003; and our report dated January 24, 2003 with respect to the consolidated balance sheets of Tecnomatix Technologies, Inc., as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholder's deficit and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2002, which reports appear in the annual report on Form 20-F of Tecnomatix Technologies Ltd. for the year ended December 31, 2003, as amended pursuant to Amendment No. 1, filed with the Securities and Exchange Commission on June 22, 2004, and to the reference to our firm under the heading "Experts" in the prospectus.


Our reports refer to a change in the estimated useful lives of certain capitalized software development costs in 2002 and the adoption of the provisions of SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS as of January 1, 2002.


/S/ KPMG LLP

Detroit, Michigan
September 20, 2004